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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                  Commission File Number 0-13740
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                           NOTIFICATION OF LATE FILING

 (Check One): [X] Form 10-KSB [ ] Form 11-K [ ] Form 20-F [ ] Form 10-Q [ ] Form N-SAR

For Period Ended:        March 31, 1996
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[  ] Transition Report on Form 10-K         [  ] Transition Report on Form 10-Q
[  ] Transition Report on Form 20-F         [  ] Transition Report on Form N-SAR
[  ] Transition Report on Form 11-K

For the Transition Period Ended: _______________________________________________

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above,
identify the Item(s) to which the notification relates:   ______________________

________________________________________________________________________________

                         PART I. REGISTRANT INFORMATION

Full name of registrant         Jillian's Entertainment Corporation
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Former name, if applicable _____________________________________________________

Address of principal executive office (Street and number)

           727 Atlantic Avenue
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           Suite 600
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City, State and Zip Code

           Boston, Massachusetts  02111
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                         PART II. RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box):

  [X] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  [ ] (b) The subject annual report, semi-annual report, transition report on Form 10K, 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transaction report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

  [X] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached, if applicable.

                               PART III. NARRATIVE

     On March 28, 1996, the Registrant filed a Form 8-K reporting under Item 4 Changes in Registrant's Certifying Accountant that Deloitte and Touche LLP resigned as the Registrant's principal accountant. On June 11, 1996, the Registrant filed a Form 8-K, reporting under Item 4 Changes in Registrant's Certifying Accountant, that the Registrant engaged BDO Seidman, LLP on June 11, 1996 as the Registrant's principal accountant.

     Due to the nature and timing of the above circumstances, the Registrant's annual prescribed audit and preparation of the Registrant's Annual Report on Form 10-KSB for the fiscal year ended March 31, 1996 cannot be completed and filed by its due date of July 1, 1996 without unreasonable effort or expense. The completed Form 10-KSB will be filed on or before July 16, 1996, 15 calendar days following the prescribed due date.

                           PART IV. OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification:

           Daniel M. Smith                 President and Chief Operating Officer
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              (Name)                                    (Title)

              (617)                 350-3111
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           (Area Code)         (Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such reports(s) been filed? If the answer is no, identify report(s).

                                                                 [X] Yes  [ ] No


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                      PART IV. OTHER INFORMATION CONTINUED

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                 [ ] Yes  [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                       Jillian's Entertainment Corporation
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date              June 28, 1996                      By /S/ Daniel M. Smith
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                                                            Daniel M. Smith,
                                                            President and Chief
                                                            Operating Officer